Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form F-3ASR (No. 333-166309) of our reports dated April 12, 2011 with respect to the consolidated financial statements and schedules of Mechel OAO and the effectiveness of internal control over financial reporting of Mechel OAO included in this Annual Report on Form 20-F for the year ended December 31, 2010.
/s/ Ernst & Young LLC
Moscow, Russia
April 12, 2011